Exhibit 10.3

FOUR CORNERS PROPERTY TRUST, INC.
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of November 27, 2018, by and between Four Corners Property Trust, Inc. (the “Company”), and James L. Brat (the “Executive”).
RECITALS
WHEREAS, the Executive is currently employed by the Company as the General Counsel; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the continued employment relationship of the Executive with the Company.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Term. The term of employment under this Agreement shall be for an initial period beginning on November 27, 2018 (the “Effective Date”) and ending on the third anniversary of the Effective Date, unless sooner terminated as hereinafter set forth. The term of this Agreement shall automatically renew for additional one year periods unless no later than sixty days prior to the end of the otherwise applicable term, either the Company or the Executive gives written notice of nonrenewal to the other, in which case, the Executive’s employment will terminate at the end of the then-applicable term. The period during which the Executive is employed by the Company under the terms of this Agreement (including any renewal or extension) is hereinafter referred to as the “Employment Period.” Notwithstanding the Employment Period, the Executive’s employment with the Company is and shall continue on an “at will” basis.
2.    Position and Duties. During the Employment Period, the Executive shall serve as the General Counsel of the Company. In such capacity, the Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”). During the Employment Period, the Executive shall have the duties, responsibilities and authority as shall be consistent with the Executive’s position, and such other duties, responsibilities and authority consistent with the Executive’s position as may be assigned to the Executive from time to time by the CEO. The Executive shall, if requested by the CEO or the Board of Directors of the Company (the “Board”), also serve as an officer or director of any affiliate of the Company for no additional compensation. The Executive shall devote substantially all of the Executive’s business time and efforts to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company, provided that in no event shall this sentence prohibit the Executive from creating and managing his personal and family investments or participating in charitable activities, so long as such personal or family investments and charitable activities (i) do not materially interfere with the Executive’s duties under this Agreement and (ii) comply with the Company’s Code of Business Conduct and Ethics and other policies of the Company as in effect from time to time. The Executive may not serve on any other outside boards of directors unless he obtains the prior written approval of the Board, provided that the Executive agrees to resign any such outside board service in the event the Board or the CEO reasonably determines that such service materially interferes with the Executive’s duties under this Agreement.

3.    Compensation and Benefits.
(a)    Base Salary. As of the Effective Date, the Company shall pay the Executive a base salary at the rate of $300,000 per calendar year (the “Base Salary”), which shall be payable in accordance with the normal payroll procedures of the Company in effect from time to time. The Base Salary shall be reviewed by the CEO and the Compensation Committee of the Board (the “Committee”) no less frequently than annually and may be adjusted in the discretion of the Committee, after considering the recommendation of the CEO. Any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement.
(b)    Incentive and Bonus Compensation. The Executive shall be eligible to participate in the Company’s existing and future bonus and equity incentive plans and other incentive compensation programs for similarly situated executives of the Company, to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time. Notwithstanding the foregoing, the Executive acknowledges and agrees that eligibility to participate in such plans and programs is not a guarantee of participation in or of the receipt of any award, payment or other compensation under such plans and programs. Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any such plans and programs in its sole and absolute discretion.
(c)    Benefits. The Executive shall be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives of the Company (including any savings, retirement, life, health and disability plans), to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time. Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any such plans in its sole and absolute discretion. The terms of each such plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof.
4.    Expenses. The Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of the Executive’s duties hereunder in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof.
5.    Clawback/Recoupment. Notwithstanding any other provision in this Agreement to the contrary, any compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to mandatory repayment by the Executive to the Company, to the extent any such compensation paid to the Executive is, or in the future becomes, subject to (i) any lawful clawback or recoupment policy adopted by the Company that applies to the Company’s executive officers, or (ii) any law, government regulation or stock exchange listing requirement which imposes mandatory recoupment, under circumstances set forth in such law, government regulation or stock exchange listing requirement.
6.    Stock Ownership Guidelines. The Executive shall be required to own shares of the Company’s common stock or common stock equivalents that have a market value equal to at least three (3) times the Executive’s Base Salary, and shall be required to hold fifty percent (50%) of any net after tax shares issued to the Executive until the Executive achieves such stock ownership level, subject to the terms of the Company’s stock ownership and retention guidelines, as it may be amended from time to time by the Board (or a committee thereof).
7.    Termination of Employment.
(a)    Permitted Terminations. The Executive’s employment may be terminated by either the Executive or the Company at any time and for any or no reason, subject to the following:
(i)    Death. The Executive’s employment shall terminate upon the Executive’s death.
(ii)    Disability. The Company may terminate the Executive’s employment due to the Executive’s Disability (as defined below) while such Disability exists. The Executive agrees that in the event of any question as to the existence, extent or potentiality of the Executive’s Disability upon which the Company and the Executive cannot agree, such question shall be resolved by a qualified, independent physician mutually agreed to by the Company and the Executive, with the cost of such physician to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. For purposes of this Agreement, “Disability” shall mean that the Executive has a disability due to illness or injury which is expected to be permanent in nature and which prevents the Executive from performing the material duties required by the Executive’s regular occupation.
(iii)    By the Company. The Company may terminate the Executive’s employment at any time for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean (A) the Executive’s continued failure to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or a legally protected leave of absence); (B) the Executive’s conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, fraud, misappropriation, theft or similar act that occurred during or in the course of the Executive’s employment with the Company; (C) the Executive’s gross negligence, willful misconduct or dishonesty in the performance of the Executive’s duties, in each case that is reasonably likely to have a material adverse impact on the Company, including, but not limited to, an act or acts of fraud or misappropriation or other dishonesty in connection with Executive’s responsibilities as an employee which results in or is intended to result in the Executive’s personal enrichment at the expense of the Company, any Company investor or party doing business with the Company; or (D) the Executive’s failure to materially comply with the Company’s written policies applicable to the Executive as in effect from time to time. Except for an act, failure or misconduct which, by its nature, cannot reasonably be expected to be cured, as determined by the Board after reasonable consultation with the Executive, or for a termination under clause (B), the Executive shall have thirty (30) days from the delivery of a written notice by the Company within which to cure any acts constituting Cause, which notice shall detail the specific act or acts that serve as the basis for the termination for Cause. For purposes of this Agreement, an act, or failure to act, shall not be deemed to be “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company.
(iv)    By the Executive. The Executive may terminate the Executive’s employment for any reason (including for Good Reason (as defined below)) or for no reason. If the Executive terminates the Executive’s employment without Good Reason, then the Executive shall provide written notice to the Company at least sixty (60) days prior to the Date of Termination (as defined below). For purposes of this Agreement, “Good Reason” shall mean without the Executive’s express written consent, (A) (i) the assignment to Executive of any duties inconsistent in any substantially adverse respect with Executive’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the date of the consummation of a Change in Control (as defined below) or (ii) any other substantial adverse change in such position (including titles), authority or responsibilities; (B) a material reduction in the Executive’s Base Salary, target annual bonus opportunity, long-term incentive opportunity (including equity compensation) or aggregate employee benefits, other than (i) an inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive, (ii) with respect to Base Salary, a reduction that does not exceed 10% that is generally applicable to all senior executives of the Company, (iii) with respect to target annual bonus opportunity and long-term incentive opportunity (including equity compensation), a change in the allocation or elements of such incentive compensation programs that results in an incentive compensation opportunity that is substantially comparable in the aggregate, or (iv) with respect to aggregate employee benefits only, any such failure resulting from an across-the-board reduction in employee benefits applicable to all similarly situated employees of the Company generally; (C) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor to the Company; or (D) the relocation of the Executive’s principal place of employment by more than fifty (50) miles. The Executive shall only have Good Reason if (x) the Executive has provided written notice to the Board of any of the foregoing conditions within ninety (90) days after the initial existence of the condition, (y) the Company does not cure such condition within thirty (30) days following receipt of such notice, and (z) if such condition is not cured within such thirty (30) day period, the Executive actually terminates employment within sixty (60) days after the Executive provided the written notice to the Board. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (A), (B), (C) or (D) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a notice of the existence of Good Reason shall not affect the Executive’s estate’s entitlement to the severance benefits provided hereunder upon a termination of employment for Good Reason.
(b)    Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than due to the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto in accordance with the requirements of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall, in the case of a termination for “Cause” or for “Good Reason,” set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of the Executive’s employment. Termination of the Executive’s employment shall take effect on the Date of Termination (as defined below).
(c)    Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, thirty (30) days after Notice of Termination; or (iii) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for any reason, the date specified in the Notice of Termination. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Section 409A”), references to the Executive’s termination of employment (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.
(d)    Compensation Upon Termination of Employment by the Company Without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment without “Cause” (including a termination of employment due to nonrenewal of this Agreement by the Company) or if the Executive terminates his employment for “Good Reason”), in either case, other than during the Change in Control Protection Period, the Company shall pay or provide to the Executive (i) the Executive’s Base Salary due through the Date of Termination, (ii) any amounts or benefits owing to the Executive as of the Date of Termination under the then applicable benefit plans of the Company, at the time such amounts or benefits are due, and (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy (collectively, the “Accrued Amounts”). Subject to the Executive’s compliance with the restrictive covenants in Section 11 hereof and the Executive’s execution and non-revocation of the Release (as described below), the Company shall also pay to the Executive (x) an amount equal to one (1.0) times the sum of (A) the Executive’s Base Salary in effect as of the Date of Termination and (B) except in the case of a termination due to nonrenewal of this Agreement by the Company at the end of the Term, the Executive’s target annual bonus amount in effect as of the Date of Termination, payable in a cash lump sum within ten (10) days following the Release Effective Date (as defined below), and (y) the annual bonus earned by the Executive for the fiscal year of termination, if any, based on actual full-year performance, pro-rated to reflect the Executive’s time of service for such fiscal year through the Date of Termination, payable in a lump sum at the time the Company pays bonuses to similarly situated executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs (collectively, the “Severance Amount”). Notwithstanding the foregoing, if any portion of the Severance Amount could be paid to the Executive during the subsequent taxable year of the Executive rather than the Executive’s taxable year in which the Date of Termination occurs based on when the Executive executes and delivers the Release to the Company, then, to the extent that such portion of the Severance Amount constitutes nonqualified deferred compensation subject to Section 409A, such portion of the Severance Amount shall not be paid earlier than the first business day of the later of such taxable years. In addition, subject to the Executive’s compliance with the restrictive covenants in Section 11 hereof and the Executive’s execution and non-revocation of the Release, the Company shall reimburse the Executive on a monthly basis for the Executive’s monthly premium payments for health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the Executive and the Executive’s eligible dependents for a period of eighteen (18) months, provided that the Executive and, if applicable, the Executive’s eligible dependents are currently enrolled in the applicable plan(s) of the Company at the time of the Executive’s termination, that the Executive timely elects to continue the Executive’s coverage under COBRA and substantiates the monthly expense; provided, however, that the Company’s obligation to reimburse the Executive for such premiums shall cease on the date the Executive is no longer eligible to receive COBRA coverage. The Executive must advise the Company as soon as the Executive becomes eligible for health care coverage from a third party (e.g., spouse’s employer, the Executive’s subsequent employer, or any other party with a relationship with the Executive).
(e)    Compensation Upon Termination of Employment by the Executive for Good Reason or by the Company Without Cause in Connection with a Change in Control. If the Executive terminates the Executive’s employment for Good Reason or if the Company terminates the Executive’s employment without Cause, in each case immediately prior to, on, or within twenty-four (24) months following a Change in Control (as defined below) (such period, the “Change in Control Protection Period), the Company shall: (A) pay or provide to the Executive the Accrued Amounts, and (B) subject to the Executive’s compliance with the restrictive covenants in Section 11 hereof and the Executive’s execution and non-revocation of the Release, pay to the Executive (i) an amount equal to one and one-half (1.5) times the sum of (x) the Executive’s Base Salary in effect as of the Date of Termination and (y) the Executive’s target annual bonus amount in effect as of the Date of Termination, payable in a cash lump sum within ten (10) days following the Release Effective Date, and (ii) the annual bonus earned by the Executive for the fiscal year of termination, if any, based on actual full-year performance, pro-rated to reflect the Executive’s time of service for such fiscal year through the Date of Termination, payable in a lump sum at the time the Company pays bonuses to similarly situated executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs (collectively, the “Change in Control Severance Amount”). In the case of each of the Executive’s then-outstanding equity awards, the vesting of each award will be determined in accordance with the terms of the applicable equity award agreement. Notwithstanding the foregoing, if any portion of the Change in Control Severance Amount could be paid to the Executive during the subsequent taxable year of the Executive rather than the Executive’s taxable year in which the Date of Termination occurs based on when the Executive executes and delivers the Release to the Company, then, to the extent that such portion of the Change in Control Severance Amount constitutes nonqualified deferred compensation subject to Section 409A, such portion of the Change in Control Severance Amount shall not be paid earlier than the first business day of the later of such taxable years. In addition, subject to the Executive’s compliance with the restrictive covenants in Section 11 hereof and the Executive’s execution and non-revocation of the Release, the Company shall reimburse the Executive on a monthly basis for the Executive’s monthly premium payments for health care coverage under COBRA for the Executive and the Executive’s eligible dependents for a period of eighteen (18) months, provided that the Executive and, if applicable, the Executive’s eligible dependents are currently enrolled in the applicable plan(s) of the Company at the time of the Executive’s termination, that the Executive timely elects to continue the Executive’s coverage under COBRA and substantiates the monthly expense; provided, however, that the Company’s obligation to reimburse the Executive for such premiums shall cease on the date the Executive is no longer eligible to receive COBRA coverage. The Executive must advise the Company as soon as the Executive becomes eligible for health care coverage from a third party (e.g., spouse’s employer, the Executive’s subsequent employer, or any other party with a relationship with the Executive).
(i)    For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following:
a)    Any individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Securities Exchange Act of 1934, as now in effect or as hereafter amended, and any successor thereto (the “Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (x) the then-outstanding shares of Stock (as defined below) (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding Voting Stock (as defined below) of the Company (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company or (D) any Ineligible Transaction (as defined below);
b)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (y) no individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act) (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board of Directors of the Company (the “Board”) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination (any of (x), (y) or (z), an “Ineligible Transaction”); or
c)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(ii)    For purposes of this Agreement, the term “Stock” shall mean the common stock, par value $0.01 per share, of the Company, or any security into which shares of Stock may be changed into or for which shares of Stock may be exchanged for a different number of shares or kind of Capital Stock (as defined below) or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date. For purposes of this Agreement, the term “Voting Stock” shall mean, with respect to any Person (as defined below), Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers, or other voting members of the governing body of such Person. For purposes of this Agreement, the term “Person” means any individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof. For purposes of this Agreement, the term “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all shares of Stock.
(f)    Compensation Upon Termination by the Company for Cause, Resignation by the Executive, or Termination due to Death or Disability.
(i)    If the Executive’s employment is terminated (x) by the Company for Cause, or (y) by the Executive other than for Good Reason and other than due to his death or Disability, the Company shall have no further obligation to the Executive hereunder, except the obligation to pay or provide to the Executive (or the Executive’s estate or beneficiaries, as applicable) the Accrued Amounts.
(ii)    If the Executive’s employment is terminated due to the Executive’s death or Disability, the Company shall have no further obligation to the Executive hereunder, except the obligation to pay or provide to the Executive (or the Executive’s estate or beneficiaries, as applicable) the Accrued Amounts and the COBRA Reimbursement described herein. If the Executive’s employment is terminated due to the Executive’s death or Disability, the Company shall reimburse the Executive (or the Executive’s eligible dependents in the event of Executive’s death) on a monthly basis for the monthly premium payments for group health plan coverage under COBRA for the Executive and/or the Executive’s eligible dependents for a period of eighteen (18) months, provided that the Executive and, if applicable, the Executive’s eligible dependents are currently enrolled in the applicable plan(s) of the Company at the time of the Executive’s termination due to the Executive’s death or Disability, that the Executive and/or the Executive’s eligible dependents timely elect to continue the existing group health plan coverage under COBRA and substantiates the monthly expense; provided, however, that the Company’s obligation to reimburse the Executive and/or the Executive’s eligible dependents for such premiums shall cease on the date the Executive and/or the Executive’s eligible dependents are no longer eligible to receive COBRA coverage. The Executive or the Executive’s eligible dependents must advise the Company as soon as the Executive and/or the Executive’s eligible dependents become eligible for health care coverage from a third party (e.g., spouse’s employer, the Executive’s subsequent employer, or any other party with a relationship with the Executive).
(g)    Resignation. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.
8.    Payments Contingent Upon Release Agreement. As a condition to receiving the Severance Amount or the Change in Control Severance Amount, as applicable, and the reimbursement of COBRA premiums under this Agreement, the Executive will execute a release of claims substantially in the form of the release attached hereto as Exhibit A (the “Release”). Within three business days after the Date of Termination, the Company shall deliver to the Executive the Release for the Executive to execute. The Executive will forfeit all rights to receive the Severance Amount or the Change in Control Severance Amount, as applicable, and the reimbursement of COBRA premiums under this Agreement unless, within sixty (60) days after delivery of the Release by the Company to the Executive, the Executive executes and delivers the Release to the Company and such Release has become irrevocable by virtue of the expiration of the revocation period specified therein without the Release having been revoked (the first such date, the “Release Effective Date”). The Company’s obligation to pay the Severance Amount or the Change in Control Severance Amount, as applicable, or to reimburse COBRA premiums under this Agreement, is subject to the occurrence of the Release Effective Date, and if the Release Effective Date does not occur, then the Company shall have no obligation to make such payments or reimbursements. Any reimbursements of COBRA premiums under this Agreement that would otherwise have become due prior to the Release Effective Date shall be paid in a cash lump sum within ten (10) days following the Release Effective Date; provided, that if any reimbursements of COBRA premiums under this Agreement could be paid to the Executive during a different taxable year of the Executive than the Executive’s taxable year in which Date of Termination occurs based on when the Executive executes and delivers the Release to the Company, then, to the extent that the reimbursements constitute nonqualified deferred compensation subject to Section 409A, the reimbursement amounts shall not be paid earlier than the first business day of the later of such taxable years. In the event the Executive breaches one or more of the restrictive covenants set forth in Section 11 hereof, the Executive shall forfeit the Executive’s right to receive the Severance Amount or the Change in Control Severance Amount, as applicable, and the reimbursement of COBRA premiums under this Agreement, and, to the extent such amounts have been paid to the Executive, shall repay to the Company the after-tax amount of any such previously paid amounts.
9.    Section 280G.
(a)    The Executive shall bear all expense of, and be solely responsible for, any Excise Tax (as defined below) imposed on the Executive; provided, however, in the event that the Accounting Firm (as defined below) determines that receipt of all payments or distributions in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (the “Payments”) would subject the Executive to tax under Section 4999 of the Code, then, after taking into account any reduction in the Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement, the Accounting Firm shall determine whether the Payments shall be reduced to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Net After-Tax Receipt (as defined below) of unreduced aggregate Payments would be equal to or less than one-hundred percent (100%) of the Net After-Tax Receipt of the Reduced Amount. The provisions of this Section 9 shall supersede and control any conflicting Payments adjustment language in the Parachute Limitations provisions in Section 17 of the Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan, as amended from time to time, or any similar parachute limitations language in any other plan or agreement applicable to Executive.
(b)    If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than five (5) business days following the effective date of the applicable Change in Control, or such later date on which there has been a Payment. The reduction of the Payments, if applicable, shall be made in the following order:
(i)    reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced;
(ii)    cancellation of accelerated vesting of equity awards, which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and
(iii)    reduction of other employee benefits, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced;
provided, however, that no reduction of a Payment that is nonqualified deferred compensation subject to Section 409A of the Code shall be made to the extent that such reduction would result in any other payment or benefit being deemed a substitute (within the meaning of Section 1.409A-3(f) of the Treasury Regulations) for the forfeited amount by reason of such other payment or benefit having a different time or form of payment. With respect to each of clauses (i)-(iii), in the case of any Payments that constitute deferred compensation subject to Section 409A, the reduction will occur first as to amounts that are not deferred. If two or more of the same type of awards are granted on the same date, each award will have their acceleration of vesting reduced on a pro-rata basis. In no event will the Executive have any discretion with respect to the ordering of Payment reductions. All fees and expenses of the Accounting Firm in implementing the provisions of this Section shall be borne by the Company.
(c)    For purposes of determining whether and the extent to which the Payments will be subject to the Excise Tax, (i) no portion of the Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Payments shall be taken into account which, in the written opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Payments shall be taken into account which, in the opinion of Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(d)    The Company and the Executive shall provide the Accounting Firm access to copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 9. For purposes of making the calculations required by this Section 9, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.
(e)    For purposes of this Agreement, the term “Accounting Firm” shall mean a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm (with experience in performing the calculations regarding the applicability of Code Section 280G and of the tax imposed by Code Section 4999) selected by the Company immediately prior to a Change in Control.
(f)    For purposes of this Agreement, the term “Excise Tax” shall mean, collectively, (i) the tax imposed by Section 4999 of the Code, (ii) any similar tax imposed by state or local law, and (iii) any interest or penalties actually due with respect to any tax described in clause (i) or (ii).
(g)    For purposes of this Agreement, the term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s).
(h)    For purposes of this Agreement, the term “Reduced Amount” shall mean $1,000.00 less than the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.
10.    Section 409A.
(a)    For purposes of Section 409A, (i) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (ii) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (x) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), (y) the exemptions of Treasury Regulation § 1.409A-1(b)(9)-(11), which exemptions are hereby incorporated by reference.
(b)    If the Executive is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its affiliates) as of the Executive’s separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) that is payable upon a separation from service, and to the extent required in order to avoid the imposition of an excise tax under Section 409A, no payments due under this Agreement may be made until the earlier of: (1) the date of the Executive’s death and (2) the first day of the seventh month following the Executive’s separation from service, provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum on the first day of the seventh month following the Executive’s separation from service (or upon the date of the Executive’s death, if earlier).
(c)    Any expense reimbursements or in kind benefits under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(d)    If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Executive by Section 409A, and the Executive shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty, or interest imposed by Section 409A.
11.    Restrictive Covenants.
(a)    Non-Disparagement. The Executive agrees that the Company’s reputation and goodwill in the marketplace is of utmost importance and value to the Company. The Executive further agrees that during and after the term of the Executive’s employment with the Company, the Executive, other than in the performance of his duties for the Company, will not make, publish or cause to be published any statement or comments that disparage or defame the reputation, character, image, products, or services of the Company, its subsidiaries or affiliates, or any of their respective stockholders, partners, members, boards of directors, managers, officers and employees. During and after the term of the Executive’s employment with the Company, the executive officers and Board members of the Company, its subsidiaries and its affiliates, other than in the performance of their duties for the Company, will not make, publish or cause to be published any statement or comments that disparage or defame the reputation, character, image, products, or services of the Executive. The parties hereto acknowledge and agree that the foregoing prohibitions extend to statements to the news media, the Company’s competitors, vendors, and the Company’s then-current employees. The parties hereto further acknowledge and agree that the foregoing prohibitions shall not be violated by (i) truthful statements by the Executive, the executive officers of the Company or the members of the Board in response to legal process, governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (ii) the Executive, the executive officers of the Company or the members of the Board rebutting false or misleading statements made by others. The parties hereto further understand and agree that this Section 11(a) is a material provision of this Agreement and that any breach of this Section 11(a) shall be a material breach of this Agreement, and that the Company and the Executive, as applicable, would be irreparably harmed by violation of this provision.
(b)    Cooperation. The Executive agrees that after the Date of Termination (other than due to a termination for death or Disability), the Executive shall make the Executive available at reasonable times, intervals and places for interviews, consultations, internal investigations and/or testimony during which the Executive shall provide to the Company, or its designated attorneys or agents, any and all information known to the Executive regarding or relating to the Company or the Executive’s activities on behalf of the Company pertaining to the subject matter on which the Executive’s cooperation is sought. The Executive agrees to remain involved for so long as any such matters shall be pending.
(c)    Non-Disclosure.
(i)    During the course of the Executive’s employment with the Company, before and after the execution of this Agreement, and as consideration for the restrictive covenants entered into by the Executive herein, the Executive has received and will continue to receive some or all of the Company’s various Trade Secrets (as defined under applicable law) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to, Business Opportunities (as defined below), (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by the Executive in furtherance of the Executive’s duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (collectively, “Confidential Information”). “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by the Executive or by the Company concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Executive without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.
(ii)    All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. During and after the term of the Executive’s employment with the Company, the Executive agrees that the Executive shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of the Executive’s remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party; provided, however, that the Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event the Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Without limiting the generality of the foregoing, the Executive agrees that after the Executive’s termination of employment with the Company, the Executive shall not disclose to any third party any business developments, investment or business arrangements, negotiations, prospective or existing commercial agreements, transaction or potential transaction that was considered by the Company prior to the Date of Termination from the Company. The Executive further agrees that if the Executive is ever subpoenaed or otherwise required by law to provide any statement or other assistance to a party to a dispute or litigation with the Company, other than the Company, then the Executive shall provide written notice of the circumstances requiring such statement or other assistance, including where applicable a copy of the subpoena or other legal writ, in such a manner and at such a time that allows the Company to timely respond. Nothing herein shall prevent the Executive from cooperating with co-defendants in litigation or with inquiry in a government investigation without a need to obtain prior consent or approval from the Company; provided, however, the Executive shall provide prompt notice of any voluntary giving of oral or written statements to such parties, and provide to the Company a copy of any written statement so given or a summary of any oral statement provided.
(iii)    Upon request by the Company and, in any event, upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by the Executive in connection with the Executive’s employment with the Company (including all copies of the foregoing) in the Executive’s possession or control, and all of the Company’s equipment and other materials in the Executive’s possession or control. The Executive agrees to allow the Company, at its request, to verify return of Company property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during the Executive’s employment with the Company.
(iv)    Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or the Executive’s duties under the applicable law relating to Trade Secrets.
(v)    Nothing contained herein shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, any Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.
(vi)    Notwithstanding anything to the contrary contain herein, the parties hereto acknowledge that pursuant to 18 USC § 1833(b), the Executive may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, the parties hereto acknowledge that if the Executive sues the Company for retaliation based on the reporting of a suspected violation of law, the Executive may disclose a trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret except pursuant to court order.
(d)    Non-Solicitation. The Executive agrees that during the course of the Executive’s employment with the Company and for a period of twelve (12) months following the termination of the Executive’s employment with the Company for any reason, with or without Cause, whether upon the initiative of either the Executive or the Company, the Executive will not, on behalf of the Executive or any other individual, corporation, partnership, limited liability company, association, trust or any other entity or organization (including a government or political subdivision or an agency or instrumentality thereof), directly or by assisting others, solicit, induce, persuade or encourage, or attempt to solicit, induce, persuade or encourage, any individual employed by the Company, with whom the Executive has worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provisions of this Section 11(d) shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation. For the avoidance of doubt, the provisions of this Section 11(d) shall not apply to outside advisors or other third-party service providers to the Company.
(e)    Acknowledgements. The Executive acknowledges that the Company is in the business of owning, acquiring and leasing restaurant and retail properties on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its business, supplier relationships and marketing programs throughout the United States. The Executive therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, goodwill, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, goodwill, business relationships, employees, economic advantages, and/or other legitimate business interests. The Executive acknowledges that any limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent the Executive from earning a livelihood.
(f)    Survival of Covenants. The provisions and restrictive covenants in this Section 11 shall survive the expiration or termination of this Agreement for any reason. The Executive agrees not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section 11. The Executive further agrees to notify all future persons or businesses, with which the Executive becomes affiliated or employed by, of the provisions and restrictions set forth in this Section 11, prior to the commencement of any such affiliation or employment.
(g)    Injunctive Relief. The parties hereto acknowledge that if a party breaches or threatens to breach any of the provisions of this Agreement, the breaching party’s actions will cause irreparable harm and damage which cannot be compensated by damages alone. Accordingly, if a party hereto breaches or threatens to breach any of the provisions of this Agreement, the non-breaching party shall be entitled to injunctive relief, in addition to any other rights or remedies the party may have. The parties hereto hereby waive the requirement for a bond as a condition to seeking injunctive relief. The existence of any claim or cause of action by a party hereto, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the parties’ rights under this Agreement.
12.    Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to severance payments and benefits (other than payments and benefits provided by law or under the Company’s benefit plans in which the Executive participates), including, without limitation, any prior employment agreement or offer letter, and contains all of the agreements between the parties with respect to severance payments and benefits (other than payments and benefits provided by law or under the Company’s benefit plans in which the Executive participates).
13.    Miscellaneous.
(a)    Except for injunctive relief as set forth herein, the parties agree that any dispute between the parties regarding this Agreement or the Executive’s employment shall be submitted to binding arbitration in Baltimore, Maryland in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. All disputes shall be resolved by one arbitrator chosen by agreement of the parties in accordance with the Employment Arbitration Rules and Mediation Procedures. The arbitrator shall have the authority to award the same remedies, damages and costs that a court could award. The arbitrator’s decision shall be final and binding.
(b)    This Agreement shall be governed and construed in accordance with the laws of the State of Maryland (without giving effect to the conflict of law principles thereof). Subject to Section 13(a) hereof, the Executive agrees that the state and federal courts of Maryland shall have jurisdiction over any litigation between the Executive and the Company regarding this Agreement, and the Executive expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Baltimore County, Maryland.
(c)    This Agreement may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument.
(d)    The failure of either party hereto to enforce any right under this Agreement shall not be construed to be a waiver of that right, or of damages caused thereby, or of any other rights under this Agreement.
(e)    This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(f)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. All rights under this Agreement are personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by shall or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable in the event of the Executive’s death or disability by the Executive’s legal representatives, heirs and legatees.
(g)    The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time. Nothing contained in the Agreement shall affect such rights to terminate, provided, however, that nothing in this Section 13(g) shall prevent the Executive from receiving any amounts payable on the termination of his service under this Agreement.
(h)    Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(i)    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when given by electronic mail (i.e., e-mail) or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company shall be directed to the attention of the General Counsel of the Company at his or her Company e-mail address or the address of the Company’s headquarters, and notice to the Executive shall be directed to the Executive at the Executive’s most recent e-mail address or personal residence on file with the Company.
(j)    The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement all required withholding amounts and deductions, including but not limited to federal, state and local withholding amounts in accordance all applicable laws and regulations and deductions authorized by the Executive. The Executive shall be solely responsible for and shall pay all taxes associated with the amounts payable under this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

FOUR CORNERS PROPERTY TRUST, INC. By: _/s/ William H. Lenehan____________ Name: William H. Lenehan Title: Chief Executive Officer
EXECUTIVE __/s/ James L. Brat______________________ Name: James L. Brat

EXHIBIT A
Release

You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever release and discharge Four Corners Property Trust, Inc. (the “Company”), its parents, divisions, subsidiaries and affiliates and its and their current and former owners, directors, officers, stockholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, the “Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Company and any services that you provided to the Company; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Equal Pay Act and any similar state law, including the California Worker Adjustment and Retraining Notification Act, Cal. Labor Code § 1400, et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code § 12940, et seq., California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave), California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation), the California Family Rights Act of 1993, the California Equal Pay Law, Cal. Lab. Code § 1197.5, et seq. or any California wage payment law, any other section of the California Labor Code, any section of the applicable Order of the California Industrial Welfare Commission, the Maryland Equal Pay Act, Title 20 of the State Government Article of the Maryland Annotated Code, as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any claims under any other federal, state or local law, including those not specifically listed in this Release, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of your execution of this Release.

For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to compensation, performance or termination of employment with the Company, except for, and notwithstanding anything in this Release to the contrary, claims which cannot be released solely by private agreement. This Release also excludes any claims relating to any right you may have to payments due following your termination date under the Employment Agreement, entered into as of November 27, 2018, by and between the Company and you, any claim for workers’ compensation benefits or benefit entitlements to vested benefits under the Company’s group health, insurance and retirement plans, and claims relating to any rights you may have as a stockholder of the Company, and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Company’s bylaws or certificate of incorporation, any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Company or any of its affiliates. You further acknowledge and agree that you have received all leave of absence and reinstatement benefits to which you were entitled through the date of your execution of this Release, and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave of absence or reinstatement.

You further acknowledge that you have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
You understand that Section 1542 gives you the right not to release existing claims of which you are not now aware, unless you voluntarily choose to waive this right. Even though you are aware of this right, you nevertheless hereby voluntarily waive the right described in Section 1542 and any other statutes of similar effect, and elect to assume all risks for claims that now exist in your favor, known or unknown, arising from the subject matter of the Release. You acknowledge that different or additional facts may be discovered in addition to what you now know or believe to be true with respect to the matters released in this Release, and you agree that this Release will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.

Nothing contained herein shall prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, any Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

You affirm, by signing this Release, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Company. You further agree that while this Release does not preclude you from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”) or a similar state or local agency, or from participating in any investigation or proceeding with them, you do waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the Company with the NLRB, EEOC or any federal, state or local court or agency, except as to any action to enforce or challenge this Release, to recover any vested benefits under ERISA, or to recover workers’ compensation benefits.

You acknowledge:

(a)
That you were provided [twenty-one (21) / forty-five (45)] full days during which to consider whether to sign this Release. If you have signed this Agreement prior to the expiration of the [21-day / 45-day] period, you have voluntarily elected to forego the remainder of that period.

(b)	That you have carefully read and fully understand all of the terms of this Release[, including its Attachment A].

(c)
That you understand that by signing this Release, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and that you are not waiving any rights arising after the date that this Release is signed.

(d)	That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Release.

(e)
That you understand fully the terms and effect of this Release and know of no claim that has not been released by this Release. And, you further acknowledge that you are not aware of, or that you have fully disclosed to the Company, any matters for which you are responsible or which has come to your attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

(f)	That these terms are final and binding on you.

(g)	That you have signed this Release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Company or any of its subsidiaries.

(h)
That you have seven (7) days following your execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7) day period has expired without revocation. If you wish to revoke this Release after signing it, you must provide written notice of your decision to revoke this Release to the Company, to the attention of the General Counsel of the Company at the address of the Company’s headquarters, by no later than 11:59 p.m. on the seventh calendar day after the date on which you have signed this Release.

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED

____________________________________________________
Date

1